Exhibit 10.62

CONFIDENTIAL TRANSITION AGREEMENT

This Confidential Transition Agreement (the “Agreement”) is entered into this ___ day of February 2022 by and between Parsons Corporation (the “Company”) and Charles L. Harrington (the “Executive”).

RECITALS:

WHEREAS, the Company desires to offer the Executive the benefits set forth in this Agreement and to provide for the transition of Executive on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Period of Employment.  The “Period of Employment” shall end on April 14, 2022 (the “Termination Date”) with the Executive’s retirement from the Company and from all positions, offices, and/or directorships in the Company and its affiliates. Unless earlier terminated pursuant to Section 4, the Executive and the Company agree that the Executive’s employment by the Company shall terminate effective as of the Termination Date.  Effective as of the date of the execution of this Agreement, the Change in Control Severance Agreement the Executive entered into with the Company on August 9, 2021 (the “CIC Agreement”) and any other employment agreement(s), change in control agreements, severance or similar agreements between the Executive and the Company or its affiliates be, and they hereby are, terminated effective as of the date hereof.

2.Consideration.  In consideration of the covenants and agreements set forth herein, the Executive shall receive the following vesting: (a) accelerate 17,398 of the Executive’s unvested FY20 Restricted Stock Unit (RSU) Grant effective as of April 14, 2022; and (b) for the Executive to be eligible to receive 60,889 shares at target of his unvested FY20-22 Performance Stock Unit (PSU) Grant, the receipt of, and the actual shares released of which, is to be determined in March 2023 based upon the actual performance metrics achieved by the Company and approved by the Compensation and Management Development Committee.

3.Restrictive Covenants.  The parties hereto recognize that in the course of Executive’s employment with the Company, and because of the nature of Executive’s responsibilities, Executive acquired valuable and confidential information with regard to the Company’s business operations.  As a consequence, Executive occupies a position of trust and confidence with respect to the Company’s affairs and its services.  In view of the foregoing, and in view of the Consideration further described in this Agreement, Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Executive makes the restrictive covenants contained in this Agreement regarding Executive’s conduct during and after Executive’s employment relationship with the Company, and that the Company will suffer irreparable injury if Executive engages in conduct prohibited thereby.  In consideration of the Payment, and other good and valuable consideration, the receipt of which is

Exhibit 10.62

hereby acknowledged, Executive agrees as follows:

(a)Non-Competition.  During Executive’s Period of Employment with the Company and the eighteen-month period immediately following the termination of Executive’s employment (the “Restricted Period”), Executive will not, in the markets where the Company or a Covered Party (as defined below) provide, or have active plans to provide, services or products (the “Territory”),  own, manage, operate, finance, control, represent, or advise (whether as an officer, director, shareholder, owner, co-owner, affiliate, partner, agent, representative, consultant, independent contractor, advisor, or in any other role) a business that sells or provides products or services that are competitive with the products or services sold or provided by the Company or a Covered Party or that Executive has actual knowledge are planned to be sold or provided by the Company or a Covered Party at any time during the Restricted Period (a “Competitor”).

The foregoing shall not prevent Executive from owning, as a passive investment, shares of capital stock of any Competitor if (i) such shares are listed on a national securities exchange or traded on a national market system in the United States, (ii) Executive, together with any of his affiliates and immediate family members owns beneficially (directly or indirectly) less than five percent (5%) of the total number of shares of such entity’s issued and outstanding capital stock, and (iii) neither Executive nor any of his affiliates is otherwise associated directly or indirectly with such Competitor or any of its affiliates.

(b)Non-Solicitation.  During Executive’s period of employment with the Company and the eighteen (18) month period immediately following the termination of his employment (the “Restricted Period”),   Executive will not, either on his own behalf or on behalf of any third party (except the Company), directly or indirectly:

(i)solicit for business, which business is competitive with that of a Covered Party, any Covered Customer (as defined below);

(ii)participate in competition for the award of or perform services in connection with: (A) any contract, task order, or program for which the Company is competing, or (B) any contract, task order or program that would replace, succeed, supersede, reduce or diminish the Company’s work under a contract, task order or program, in either case solely with respect to those contracts, task order and programs on which Executive worked or was otherwise involved, or which was under his supervision, as an employee of the Company, within the one year period immediately preceding the Termination Date;

(iii) solicit for business, which business is competitive with that of the Company, any vendor, consultant, collaborator, agent or contractor of the Company as of the Termination Date and during the one year period immediately preceding the Closing Date, the effect of which is to cause such person or entity to end or materially reduce its business relationship with the Company;

Exhibit 10.62

(iv)solicit, recruit, induce or attempt to solicit, recruit or induce any Company employee to leave his or her employment with the Company; or

(v)hire or attempt to hire any former Company employee during the eighteen-month period after such person’s employment with the Company has ended as result of voluntary resignation; provided, however, that the foregoing restrictions in this clause (v) and clause (iv) immediately above shall not apply to any general advertisement not specifically directed to such Company employees.

(c)Acknowledgment.  Executive agrees that the restrictions placed upon him are reasonable and necessary to protect the Company’s legitimate interests.  Executive acknowledges that, based upon the advice of legal counsel and his own education, experience and training, (i) these provisions will not prevent him from earning a livelihood and supporting himself and his family during the Restricted Period,  (ii) the restrictions contained in this Agreement are reasonable and necessary for the protection of the business and goodwill of the Company, (iii) the foregoing restrictions are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (iv) the consideration provided by the Company under this Agreement is not illusory, and (v) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.  In consideration of the foregoing, and in light of Executive’s education, skills, and abilities, he agrees that he will not assert that, and it should not be considered that, any provision of this Section 7 is otherwise void, voidable or unenforceable, or should be voided or held unenforceable.

(d)Additional Time. Executive agrees that the period during which the covenants contained herein will be effective will be computed by excluding from such computation any time during which he is found by a court of competent jurisdiction to have been in violation of any provision of this Agreement.

(e)Independent Agreement.  The covenants on the part of Executive in this Agreement will be construed as an agreement independent of any other agreement and independent of any other provision of this Agreement, and the existence of any claim or cause of action by him against the Company, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants. Each of the covenants of this Agreement are given by Executive as part of the consideration for this Agreement.

(f)Subsequent Employment.  Executive hereby covenants and agrees to, promptly following his acceptance of any subsequent employment or consulting arrangement that he undertakes on behalf of persons or entities other than the Company and its affiliates during the Restricted Period, notify the Company in writing of any such arrangement.

(g)Reformation.  In furtherance and not in limitation of the foregoing, should any duration, scope or geographical restriction on business activities covered under any provision of this Agreement be found by any court of competent jurisdiction to be less than fully enforceable due to its breadth of restrictiveness or otherwise, Executive and the Company intend that such court will enforce this Agreement to the full extent the court may find permissible by construing

Exhibit 10.62

such provisions to cover only that duration, extent or activity which may be enforceable.  Executive agrees to and will, at the Company’s request, join the Company in requesting that such court take such action.  Executive and the Company acknowledge the uncertainty of the law in this respect and intend that this Agreement will be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

(h)Definitions.

(i)“Covered Party” shall mean the Company and its subsidiaries or other affiliates.  For purposes of this Agreement, Parsons Corporation and its subsidiaries are referred to collectively as the “Company”, and any reference to the “Company” shall be interpreted to include any applicable subsidiary of Parsons Corporation.

(ii)“Covered Customer” means any client or customer of a Covered Party during the then-preceding one (1) year period, and any prospective client or customer to which any Covered Party has made or has taken specific action to make a proposal within the then-preceding two (2) year period.  In the case of a United States federal government agency, “client or customer” includes the source selection officials or program office for any applicable contract or program and all offices and personnel that report to or support such source selection officials or program office.

4.Termination of Employment.

a.  The Executive’s employment by the Company and the Period of Employment shall automatically terminate effective as of the Termination Date.  The Executive’s employment and the Period of Employment will terminate prior to the Termination Date upon either (1) the Executive’s death, (2) the Executive’s Disability, or (3) the Executive’s voluntary resignation with no less than thirty (30) days advance written notice to the Company.  The Executive’s employment and the Period of Employment will also terminate prior to the Termination Date upon a termination by the Company with Cause.

b.  Upon any termination of the Executive’s employment pursuant to Section 4a above (whether on the Termination Date or prior thereto), the Company and its affiliates shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company or its affiliates, any payments or benefits except as follows:

(1) Unless the Executive’s employment is terminated by the Company with Cause, the Executive shall be entitled to consideration set forth herein; and

(2)The Executive shall be entitled to receive any benefits that are vested as of the Termination Date under the Company’s tax qualified and non-qualified employee benefit plans, subject to and in accordance with the terms of such plans.

The Executive agrees that the payments and benefits contemplated by Section 4 shall constitute the exclusive and sole remedy for any termination of the Executive’s employment and the

Exhibit 10.62

Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

6.Section 409A.  The parties hereby agree that the Executive will not have a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) from the Company and its affiliates until the date of the Executive’s termination of employment, and that payment of the Executive’s accrued benefits as of such date shall be made under the Company’s non-qualified deferred compensation plans in accordance with the terms of each such plan and the Executive’s elections thereunder.  To the extent that any reimbursements payable under this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to this Agreement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  The reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that the Executive receives in one taxable year shall not affect the amount of such reimbursements that the Executive receives in any other taxable year.  This Agreement is intended to be exempt or comply with the requirements of Section 409A and shall be interpreted consistent with this intent so as to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.

7.Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties hereto respecting the matters within its scope.  This Agreement may not be changed or amended orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

8.Divisibility.  If any one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions and other application thereof shall not in any way be affected or impaired.

9.Applicable Law.  This Agreement shall be governed by, and the rights and obligations of the parties determined in accordance with, the laws of the State of North Carolina as in effect for contracts made and to be performed in the State of North Carolina.

10.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same Agreement.  One or more counterparts of this Agreement may be delivered by facsimile, PDF or other photographic copy of the signed counterpart, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

Exhibit 10.62

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

CHARLES L. HARRINGTON

PARSONS CORPORATION

By:

Its: